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                                                                     EXHIBIT 5.1
                                                               February 22, 2000


Moyco Technologies, Inc.
200 Commerce Drive
Montgomeryville, PA 18936

       RE: Moyco Technologies, Inc. Registration Statement on Form S-3 for
           Secondary Offering of 181,500 Shares of Common Stock to McAfee &
           Taft

Ladies and Gentlemen:

         We have acted as Pennsylvania counsel to Moyco Technologies, Inc. ("Moyco") to render this opinion in connection with the validity of the securities being registered in the Registration Statement executed by Moyco on February 3, 2000 and dated February 4, 2000, in which 181,500 shares of par value $0.005 common stock ("Common Stock") of Moyco are to be offered for sale by McAfee & Taft A Professional Corporation ("Registration Statement"). This opinion does NOT relate to any other part of the Registration Statement. This opinion is furnished pursuant to Item 2 of the Registration Statement and is given with the consent of Moyco. Capitalized terms not otherwise defined in this opinion have the definitions set forth in the Registration Statement.

         In rendering the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on our examination of the following documents ("Transaction Documents") and have made no independent verification of the facts asserted to be true and correct in those documents, including the factual representations and warranties contained in the Registration Statement.

         1. Articles of Incorporation of Moyco.
         2. Bylaws of Moyco.
         3. Written Consent of Our Board of Directors effective February 3, 2000 and originals, or copies, certified to our satisfaction, of such written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Moyco, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.
         4. Registration Statement.
         5. Agreement for Legal Services between McAfee & Taft and Moyco dated January 4, 2000.

         Based on the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

         1. Moyco has been incorporated under the Pennsylvania Business Corporation Law (or prior law) and its status is active.

         2. The terms and conditions of the Common Stock conform to the description thereof contained in the Registration Statement and the Common Stock is not subject to preemptive rights. The form of the stock certificates used to evidence the Common Stock are in good and proper form.


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         3. It is not necessary to issue any additional shares of Moyco Common
Stock in the transaction.

         4. The Common Stock, when transferred by McAfee & Taft, will be legally issued, fully paid and non-assessable shares of common stock of Moyco.

         This opinion is furnished to Moyco by us as Pennsylvania counsel for Moyco, is solely for Our benefit, and is rendered solely in connection with the transaction to which this opinion relates. This opinion may be relied upon only in connection with this transaction and may not be relied upon by any other persons without our prior written consent. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                            Very truly yours,

                                            MONTEVERDE, MCALEE, FITZPATRICK,
                                            TANKER & HURD, P.C.

                                            By: /s/ Frank B. Baldwin
                                               ---------------------------------
                                                         A Shareholder



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